UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2007

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

363 North Sam Houston Parkway, Suite 630, Houston, Texas 77060

(Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 8, 2007, a subsidiary of Nova Biosource Fuels, Inc. (the “Company”) entered into a biodiesel sale and purchase agreement (the “Agreement”) with ConAgra Trade Group, Inc. (“ConAgra”).  Under the Agreement, ConAgra will purchase and take delivery from the Company of approximately 10,000,000 gallons per year of biodiesel produced at the Greenville, Mississippi refinery owned and operated by Scott Petroleum, Inc. (“Scott”) that the Company has the right to purchase pursuant to a tolling and off-take agreement with Scott.   The price of the biodiesel purchased under the Agreement will be the price per gallon invoiced by ConAgra to its customers or otherwise payable by ConAgra if it is the principal buyer less the costs of ConAgra’s provision of transportation, storage, and handling or the cost of ConAgra’s delivery of the means of transporation for the biodiesel, as applicable.  The price is subject to adjustment for quantity, price and tax incentive if the biodiesel is blended prior to its sale to ConAgra.  The initial term of the Agreement will terminate upon the later of ten years from the first day of the calendar month in which the Company sells and delivers biodiesel to ConAgra pursuant to the Agreement or on May 1, 2018, unless earlier terminated.  The Agreement may be extended for successive five year terms.

ITEM 7.01 REGULATION FD DISCLOSURE

Attached hereto as Exhibit 99.1 is a news release issued by Nova Biosource Fuels, Inc.

The information contained in Item 7.01 of this report and in Exhibits 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

10.1                         Biodiesel Sale and Purchase Agreement between Nova Biofuels Trade Group, LLC and ConAgra Trade Group, Inc.

99.1                         News Release dated August 13, 2007.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

	By:	/s/ J.D. McGraw
J.D. McGraw
President

Date: August 13, 2007

EXHIBIT INDEX

10.1                           Biodiesel Sale and Purchase Agreement between Nova Biofuels Trade Group, LLC and ConAgra Trade Group, Inc.

99.1                           News Release dated August 13, 2007.